UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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☐	Preliminary Proxy Statement
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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Notice of Annual Meeting of Stockholders
June 9, 2008

     You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc., to be held at our corporate headquarters at 600 Telephone Avenue, 4th floor, Anchorage, Alaska 99503, on Monday, June 9, 2008 at 10:00 a.m. Alaska time, for the following purposes:
1.	To elect eight (8) directors for one (1)-year terms expiring at the 2009 Annual Meeting;

2.	To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2008; and

3.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.
     These matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2007. We encourage you to read the proxy statement and the other information carefully.
     Only stockholders of record at the close of business on April 21, 2008 will be entitled to vote at the annual meeting including any adjournment or adjourned meeting held thereafter. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the executive offices at the address set forth above.
     Whether or not you plan to attend the meeting, please promptly complete and return the accompanying proxy (or follow the instructions set forth in the accompanying proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be Held on June 9, 2008:
     The 2007 Annual Report and Proxy Statement of Alaska Communications Systems Group, Inc. are available at
ww3.ics.adp.com/streetlink/ALSK or via our investor relations website at www.alsk.com.

By order of the Board of Directors,

Leonard Steinberg
Vice President, General Counsel and
Corporate Secretary
Anchorage, Alaska
April 28, 2008
Please mark, sign and date the accompanying proxy and return it promptly.
The proxy is revocable at any time prior to its use.

PROXY STATEMENT
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Annual Meeting of Stockholders
June 9, 2008

Information about the Annual Meeting of Stockholders
Date, Time and Place of Meeting
     The annual meeting will be held on Monday, June 9, 2008 beginning at 10:00 a.m. local time in the fourth floor conference room of our executive offices located at 600 Telephone Avenue, Anchorage, Alaska 99503.
Proposals to Be Considered

At the annual meeting, you will be asked to vote on the following proposals:

Proposal 1:	To elect eight (8) directors for one (1)-year terms expiring at the 2009 Annual Meeting;

Proposal 2:	To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2008; and

Proposal 3:	To transact any other business that may properly come before the annual meeting or any adjournment thereof.
About this Proxy Statement
          Our Board of Directors has made this proxy statement available to you to solicit your vote at the annual meeting including any adjournment or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to stockholders under rules promulgated by the Securities and Exchange Commission and is designed to assist stockholders in voting their shares. On or about April 28, 2008, we will begin mailing a notice of Internet availability of proxy materials, or the proxy materials, to all stockholders of record at the close of business on April 21, 2008.
Voting
          Only stockholders of record as of the close of business on April 21, 2008 (the “Record Date”) will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one (1) vote at the meeting. At the close of business on the Record Date, there were 43,308,557 outstanding shares of our common stock, par value $0.01 per share.
     By proxy
          If you received a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your notice. You may also request a free paper copy of the proxy materials by visiting the Internet site address listed on your notice, by calling the listed telephone number, or by sending an e-mail to the e-mail address listed on your notice.
          If you received a paper copy of the proxy materials by mail, please sign, date, and return the enclosed proxy card in the envelope provided.

          The individuals named in the proxy materials are your proxies. They will vote your shares as indicated. If you submit your proxy without indicating how you wish to vote, all of your shares will be voted:
•	FOR all of the nominees for director;

•	FOR ratification of the appointment of KPMG as the company’s independent auditors for 2008;

•	at the discretion of your proxies on any other matter that may be properly brought before the annual meeting.
     In person
          You may attend the annual meeting and vote in person. In order to vote in person, you must have been a stockholder of record as of April 21, 2008, or hold a valid “legal proxy” from your broker permitting you to vote at the meeting.
Revocation of Proxy
          You may revoke your proxy before it is voted at the meeting by:
•	filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc.;

•	submitting to Alaska Communications Systems Group, Inc. a duly executed proxy for the same shares of common stock bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person at the meeting.
          Attendance at the meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue, MS65, Anchorage, Alaska 99503.
          Timothy R. Watts, Assistant Secretary of the company, will act as Inspector of Elections, and BNY Mellon Shareowner Services will act as tabulator of the votes for bank, broker and other stockholder of record proxies.
Quorum
          Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the stockholders present and entitled to vote may adjourn the annual meeting.
          Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.
Votes Necessary for Approval of Proposals

Proposal 1:	Election of Directors — The eight (8) persons nominated for director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of directors except to the extent that failure to vote for an individual results in another individual receiving a larger proportion of votes.

Proposal 2:	Ratification of Independent Auditors — The ratification of KPMG LLP as the company’s independent auditors for the year ending December 31, 2008 must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.
Costs of Proxies
          In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.

Information You Should Rely Upon When Casting Your Vote
          You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than the information and representations contained in or incorporated by reference in this proxy statement. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make such a solicitation.
Security Ownership of Certain Beneficial Owners
          The following table provides information about beneficial owners of more than five percent (5%) of the company’s common stock outstanding as of April 1, 2008.

	Amount and nature of		Percent of
	beneficial ownership		class
Jennison Associates LLC 466 Lexington Avenue New York, New York 10017	3,141,800	(1)	7.33
Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102	3,144,834	(2)	7.30
Barclays Global Investors (Deutschland) AG Apianstrasse 6 Unterfohring, Germany	2,686,547	(3)	6.27
Tocqueville Asset Management, L.P. 40 West 57th Street, 19th Floor New York, New York 10019	2,589,075	(4)	6.04
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	2,565,591	(5)	5.98

(1)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2008 by Jennison Associates, LLC. Prudential Financial, Inc. (“Prudential”) indirectly owns one hundred percent (100%) of equity interests of Jennison. Percentage of outstanding common stock is as reported on such Schedule 13G/A.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 06, 2008 by Prudential Financial, Inc. Prudential Financial, Inc. reported the combined holdings of the entities: Prudential Insurance Company of America, Prudential Investment Management, Inc., Jennison Associates LLC, Pramerica Asset, Prudential Investment LLC, Prudential Private Placement Investors, L.P., PRUCO Securities, LLC. Prudential Investment Management Services LLC, Prudential Equity Group, LLC, American Skandia Investment Services, Inc., American Skandia Marketing, Inc., Quantitative Management Associates LLC, Prudential International Investment Advisers, LLC, Global Portfolio Strategies, Inc., Pru Global Securities, LLC, and Prudential Financial Derivatives, LLC. Percentage of outstanding common stock is as reported on such Schedule 13G/A.

(3)	Based solely on a Schedule 13G filed with the SEC on February 05, 2008 by Barclays Global Investors (Deutschland) A.G. Members of the reporting group include: Barclays Global Investors, Barclays Global Fund Advisors, Barclays Global Investors, LTD, N.A., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, and Barclays Global Investors Australia Limited. Percentage of outstanding common stock is as reported on such Schedule 13G.

(4)	Based solely on a Schedule 13G filed with the SEC on February 14, 2008 by Tocqueville Asset Management, L.P. Percentage of outstanding common stock is as reported on such Schedule 13G.

(5)	Based solely on a Schedule 13G filed with the SEC on February 14, 2008 by The Bank of New York Mellon Corporation. The shares reported on Schedule 13G are beneficially owned by the following direct or indirect subsidiaries of The Bank of New York Mellon Corporation: The Bank of New York (parent holding company of Estabrook Capital Management LLC; Gannett, Welsh & Kotler LLC), Mellon Bank, N.A. (parent holding company of the Dreyfus Corporation), Mellon Private Trust Company, N.A., and Mellon Trust of New England, N.A.. Percentage of outstanding common stock is as reported on such Schedule 13G.

Security Ownership of Management
          The following table sets forth the number of shares of the company’s common stock beneficially owned as of April 1, 2008 by:
•	each director nominee;

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.
          Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

		Other	Acquirable
Name of beneficial	Shares	beneficial	within 60		Percent of
owner	owned	ownership	days	Total	class
Directors:

Liane Pelletier	103,875	—	400,000	503,875	1.16%
Brian Rogers	7,488	—	23,079	30,567	*
John M. Egan	38,360	—	500	38,860	*
Patrick Pichette	—	—	6,922	6,922	*
Gary R. Donahee	8,842	—	1,337	10,179	*
Edward J. Hayes, Jr.	4,029	—	—	4,029	*
Annette Jacobs	3,594	—	—	3,594	*
David Southwell	4,933	—	—	4,933	*
Officers:
David Wilson	71,417	—	50,000	121,417	*
David C. Eisenberg	28,533	—	40,000	68,533	*
Sheldon Fisher	49,383	—	40,000	89,383	*
Leonard Steinberg	51,601	—	5,000	56,601	*

Total directors & executive officers as a group (13 persons)	378,529	—	566,838	945,367	2.18%

*	The percentage of shares beneficially owned does not exceed one percent (1%) of the class. Percentage of class is based on the number of shares outstanding as of April 1, 2008.
Proposal 1: Election of Directors
          Eight (8) directors will be elected at the 2008 annual meeting to serve until the annual meeting of stockholders in 2009. The nominees for director are: Liane Pelletier, Brian Rogers, John M. Egan, Patrick Pichette, Gary R. Donahee, Edward J. Hayes, Jr., Annette Jacobs, and David Southwell. Each of the nominees is an incumbent director. The table below contains certain biographical information about each of the director nominees and the executive officers of the company. The nominated directors have consented to serve if elected, but should any nominee be unavailable to serve at the time of the annual meeting, each stockholder’s proxy will vote for the substitute nominee recommended by the Board of Directors.
          Vote Required. The eight (8) persons nominated for director receiving the most votes will be elected.
          The Board of Directors recommends that you vote FOR each of the persons nominated for director in Proposal 1.

Nominees for Director
          The table below sets forth certain information as of April 1, 2008 about those persons who have been nominated to serve as directors until the annual meeting of stockholders in 2009.

			Director
Name	Age	Position	Since
Liane Pelletier	50	Chair, Chief Executive Officer and President	2003
Brian Rogers	57	Director	2001
John M. Egan	60	Director	2003
Patrick Pichette	44	Director	2004
Gary R. Donahee	61	Director	2005
Edward J. Hayes, Jr.	52	Director	2006
Annette Jacobs	50	Lead Independent Director	2006
David Southwell	60	Director	2006
Directors and Business Experience of Directors
Liane Pelletier, a director since October 2003 and board chair since January 2004, has served as our CEO (“CEO”) and president since October 2003. Since joining us she has rebuilt the executive lead team, reconstructed the Board of Directors, and implemented a new business strategy, operating model and an organization structure to reflect our strategy. She has also overhauled our image with investors, customers, employees and the community. Prior to joining us, Ms. Pelletier served as an executive of Sprint Corporation (NYSE: S), most recently as senior vice president and chief integration officer from June 2003 to September 2003 and senior vice president of strategic planning and corporate development from June 2000 to June 2003. She also currently serves as a director of WJ Communications (Nasdaq: WJCI) and as a trustee on the board of Alaska Pacific University. Ms. Pelletier holds an M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a Bachelors of Arts in Economics from Wellesley College.
Brian Rogers, a director since February 2001, is currently Principal Consultant and Chief Financial Officer (“CFO”) for Information Insights, Inc., a management and public policy consulting firm. Mr. Rogers served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995. Mr. Rogers is a former state legislator who served in the Alaska State House of Representatives from 1979 to 1982. He chaired the State of Alaska Long-Range Planning Commission during 1995 and 1996, and from 1999 through 2007 as a Regent of the University of Alaska, served as the Board Chair and a member of all committees, including the University’s Finance and Audit Committee. He holds a Masters in Public Administration degree from the Kennedy School of Government, Harvard University.
John M. Egan, a director since November 2003, is the retired founder and chairman and CEO of ARRIS Group (Nasdaq: ARRS). ARRIS is a global communications technology company specializing in the design and engineering of broadband local access networks and a leading developer and supplier of optical transmission, cable telephony and internet access for cable systems operators. Mr. Egan joined ARRIS in 1973 and was Chairman of its Board of Directors from 1997 to May 2002. Mr. Egan was President of ARRIS from 1980 to 1997 and CEO of ARRIS and its predecessors from 1980 through 1999. On January 1, 2000, Mr. Egan stepped down from his role as CEO of ARRIS. He remained a full-time employee until his retirement in May 2002. Mr. Egan has served on the Board of Directors of the National Cable Television Association, or NCTA, for 20 years, and has been actively involved in the Walter Kaitz Foundation, an association seeking to help the cable industry diversify its management workforce to include minorities, as well as the Society of Cable Television Engineers and Cable Labs, Inc. Mr. Egan currently serves on the advisory board of KB Partners, a Chicago-based venture capital firm and on several boards in the technology start-up sector. Mr. Egan has a Bachelor of Science degree in Economics from Boston College.
Patrick Pichette, a director since January 2004, is currently President, Operations, Bell Canada. Mr. Pichette is responsible for the planning, building and regular operations of Canada’s largest telecommunications network. Since joining Bell Canada, Mr. Pichette has held various executive positions, including CFO of Bell Canada from 2002 until the end of 2003. Prior to joining BCE, Mr. Pichette was a Partner at McKinsey & Company’s Montreal office, from June 1996 to December 2000, where he was a lead member of McKinsey’s North American Telecom Practice. Previously, Mr. Pichette was Vice-President and CFO of Call-Net Enterprises (1994-1996) and an Associate at McKinsey & Company in Toronto (1989-1994). Mr. Pichette is also a board member of non-profit organizations including: Engineers Without Borders (EWB) and The Trudeau Foundation. Mr. Pichette earned a Master of Arts degree in Philosophy, Politics and Economics from Oxford University where he attended as a Rhodes Scholar (1987-1989) and a Bachelor of Arts degree in Business Administration from Universite du Quebec a Montreal, Canada (1985-1987).
Gary R. Donahee, a director since February 2005, has over 30 years telecommunications industry experience and spent 16 years, before retiring in 2003, in senior management positions around the world at Nortel Networks (NYSE: NT), most recently as Executive Vice President and President of the Americas from 1999 to 2003. He served as Senior Vice President and

President, Carrier Networks for Nortel for Europe, the Middle East and Africa and in a similar capacity for the Caribbean and Latin America region. Mr. Donahee also served as Senior Vice President, Corporate Human Resources for Nortel from 1989 to 1993 and was responsible for 60,000 employees in 42 countries. In addition to Nortel Networks, he held senior executive positions in human resources at Northern Telecom and Bell-Northern Research Corporation. He presently serves on the boards of Voice Mobility International (Toronto: VMY.TO), Voice Age Networks and Epygi in addition to an advisory board capacity with Anyware Group and Axiowave Networks Inc. Mr. Donahee holds a Bachelor of Education degree from the University of New Brunswick, Canada.
Edward J. Hayes, Jr., a director since February 2006, is CFO of Pillar Data Systems. Pillar’s mission is to design and build the most cost-effective, highly available networked storage solutions in the market. Prior to joining Pillar, Mr. Hayes served as Executive Vice President and CFO of Quantum Corporation (NYSE:QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum in July 2004, after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as Executive Vice President and CFO at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He served as an independent director and Chair of the Audit Committee of New Wave Research, Inc. Mr. Hayes currently serves on the boards of Super Micro Computer, Inc. as an independent director and Chair of the Audit Committee. Mr. Hayes conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University.
Annette Jacobs, a director since July 2006 and Lead Independent Director since March 2007, is the President and CEO of Door to Door Storage and Moving. Previously, she served as the Chair and CEO of SafeHarbor Technology Corporation. In addition, Ms. Jacobs has 25 years experience in the telecommunications and wireless industries and held executive leadership positions at Qwest Communications, Inc. (NYSE: Q) including Executive Vice President — President, Consumer Markets and Executive Vice President — President, Wireless Markets. Ms. Jacobs has also served as Verizon Wireless (NYSE: VZ) President, Great Lakes Area and has held executive leadership positions, across the U.S., with GTE Wireless and Contel Cellular. Ms. Jacobs currently serves on the board executive committees for the National Association of Corporate Directors-Northwest (NACD) and the Seattle Humane Society. She is an adjunct professor for Seattle University and is a member of the Dean’s Executive Advisory Board for the Albers School of Business and Economics. Ms. Jacobs holds a Bachelor’s degree in Business Management, Cum Laude, from Jacksonville University in Jacksonville, Florida.
David Southwell, a director since July 2006, has over 35 years of telecommunications experience. Mr. Southwell has been a consultant in the telecommunications industry since retiring from Bell Canada at the end of 2004, where he had been Group President-Operations since 2003. From 2000 to 2003, Mr. Southwell was President-Network Operations and from 1998-2000 was Executive Vice President and Chief Technology Officer of BCE. In addition, Mr. Southwell currently serves on the Olympics Technology board and has previously served on numerous other boards, including six years with Expertech Network Installation, Inc., most recently as Chairman. Mr. Southwell holds a Bachelors of Science degree from Queen’s University.
Executive Officers
          The table below sets forth certain information as of April 1, 2008 about those persons currently serving as our executive officers. Biographical information on Liane Pelletier, our Chair, CEO and President, is included above in the section “Nominees for Directors.”

Name	Age	Title
David Wilson	40	Senior Vice President and Chief Financial Officer
David C. Eisenberg	48	Senior Vice President, Corporate Strategy, Development and Marketing
Sheldon Fisher	45	Senior Vice President, Sales and Service
Leonard Steinberg	54	Vice President, General Counsel and Corporate Secretary
Anand Vadapalli	42	Senior Vice President, Network and Information Technology
David Wilson has served as our Senior Vice President and Chief Financial Officer since March 1, 2004. Prior to joining us, Mr. Wilson was CFO of Triumph Communications, a subsidiary of Hughes Electronics from May 2003 through November 2003. Prior to this, Mr. Wilson was at DirecTV Broadband (formerly Telocity Inc.) where he was appointed CFO in April 2001, after serving as Vice President of Finance and Chief Accounting Officer from February 2000. At Telocity, he helped lead the Company through its initial public offering and eventual sale to Hughes Electronics. Mr. Wilson also worked in public accounting at PricewaterhouseCoopers in both international and domestic offices from 1990 to 2000 where he most recently managed a portfolio of high profile publicly traded network and communications audit clients in San Jose, California. Mr. Wilson is a Chartered Accountant, and holds a Bachelor of Commerce from the University of Birmingham, U.K.

David C. Eisenberg has served as our Senior Vice President, Corporate Strategy, Development & Marketing since November 3, 2003. From 2000 until joining us, Mr. Eisenberg served as Vice President, Corporate Strategy for Sprint Corporation where he was responsible for helping shape that corporation’s strategic direction. From 1996 to 2000, Mr. Eisenberg was Sprint’s Director of Strategic Policy Development. In this role, he directed analysis of Sprint and competitors strategic positions that emerged from changes to regulatory, political, and economic frameworks. In his 21-year career with Sprint and Centel, Mr. Eisenberg held numerous management positions within the Local Telecommunications Division and on Sprint’s corporate staff. These included roles in sales and marketing, finance, and regulatory and strategic planning. Mr. Eisenberg earned his Master’s degree in Business at Keller Graduate School of Management, and a Bachelor’s degree in Mathematics at Northwestern University.
Sheldon Fisher has served as our Senior Vice President, Sales & Service since February 23, 2004. Prior to this appointment, Mr. Fisher served as Vice President, Wireless Broadband at Sprint Corporation where he was the general manager of Sprint’s wireless broadband business since April 2002, with broad operational and product development responsibilities. Mr. Fisher started with Sprint Corporation in January 1999 as Senior Attorney, Mergers and Acquisitions. In September 1999, he became the Senior Director, Business Development. In September 2000, Mr. Fisher became Assistant Vice President, Architecture and Technology responsible for Sprint’s wireless broadband advanced technology group. In September 2001, Mr. Fisher became Assistant Vice President, Network Operations and Technology responsible for management of Sprint’s wireless broadband network operations. Prior to joining Sprint, Mr. Fisher worked for Hughes Electronics from 1995 to 1999 and was an attorney for Latham & Watkins from 1990 to 1994. He earned a J.D. from Yale Law School and a Bachelor of Arts degree in Economics from Brigham Young University.
Anand Vadapalli has served as our Senior Vice President, Network & Information Technology since August 2006. Prior to joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President & CIO at Network Telephone Corporation, and from January 1996 through January 2003 at various positions at Broadwing / Cincinnati Bell, most recently as Vice President, Information Technology. Mr. Vadapalli holds a B.E. in Mechanical Engineering from Osmania University in Hyderabad, India as well as a P.G.D.M. from the Indian Institute of Management in Calcutta, India.
Leonard Steinberg has served as our Vice President, General Counsel and Corporate Secretary since January 2001 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds J.D. from the University of California’s Hastings College of Law, a Masters in Public Administration degree from Harvard University’s Kennedy School of Government, a Masters of Business Administration degree from U.C. Berkeley’s Haas School of Business, and a Bachelor of Arts degree from the University of California at Santa Cruz.
Certain Relationships and Related Transactions
          Through our Audit Committee, we require review, approval or ratification of covered related person transactions. We may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.
          We define a “related party transaction” as one in which we participate and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:
•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by us to own of record or beneficially more than five percent (5%) of any class of our securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.
          We do not deem a material interest to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a ten percent (10%)

economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.
          A transaction is deemed to involve us if it involves one of our vendors or partners or any of our subsidiaries and relates to the business relationship between us and that vendor or partner.
          There have been no related party transactions since the beginning of the 2007 fiscal year nor are there any such transactions proposed.
Section 16(a) Beneficial Ownership Reporting Compliance
          Federal securities laws require executive officers, directors, and owners of more than ten percent (10%) of our common stock to file reports (Forms 3, 4, and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2007, except as previously disclosed our proxy statement related to the 2007 annual meeting.
Corporate Governance
          We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those with which we are required to comply under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq. Our Corporate Governance Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.
Board of Directors
          Currently, there are eight (8) members on the Board of Directors, seven (7) of whom are neither our officers nor our employees. The board may, at its discretion and within the bounds of the corporate by-laws, periodically increase or decrease the number of directors serving. Of the eight (8) nominees for director to be voted on at the 2008 annual meeting, the board has determined that all are independent, with the exception of Ms. Pelletier. The directors are elected to serve one-year terms expiring at the next annual meeting. The Board of Directors met four (4) times and the independent directors met separately four (4) times in 2007. All directors are expected to attend each meeting of the board and the committees on which he or she serves.
          Directors are encouraged to attend our Annual Meetings of Stockholders. Seven (7) of the eight (8) incumbent directors standing for reelection attended the 2007 Annual Meeting of Stockholders. Each director attended at least seventy-five percent (75%) of the meetings of the board and the committees on which he or she served that were held in 2007 while he or she was serving as director.
     Lead Independent Director
          Since March 2007, Ms. Jacobs has served as our Lead Independent Director. The Lead Independent Director presides at executive sessions of the board and serves as the liaison between the Chair and the independent directors. In addition, the Lead Independent Director’s responsibilities include: advising the Chair with respect to the schedule, agenda and information for board meetings; advising the Chair with respect to consultants who may report directly to the board; and being available, as appropriate, for communication with the company’s stockholders.
     Committees of the Board
          The board has established four (4) standing committees: the Audit Committee, the Compensation and Personnel Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The principal functions of each committee are briefly described below.
          Audit Committee
          The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the board’s oversight of the company’s accounting and system of internal controls, the quality and integrity of the company’s financial reports and the independence and performance of the company’s registered independent public accounting firm. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and amended in June 2005.
          The Audit Committee currently consists of three (3) directors, none of whom are employees of the company. The directors serving as committee members are Messrs. Pichette (Chair), Rogers, and Hayes. The Audit Committee met seven (7) times during 2007 and all of the members attended at least seventy-five percent (75%) of the meetings. The Board of Directors has determined that all of the members of the committee are “independent” within the meaning of applicable Nasdaq Marketplace Rules. Our board has also determined that Messrs. Pichette and Hayes are each an “audit committee financial expert” as that term is defined under the Securities Exchange Act of 1934.

          The charter of the Audit Committee is available on our investor website at www.alsk.com. The Report of the Audit Committee is included in this proxy statement.
          Compensation and Personnel Committee
          The purpose of the Compensation and Personnel Committee is to discharge the board’s responsibilities relating to company compensation plans, policies and procedures including: (i) evaluation of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the company; (iii) oversight of succession planning for directors, executive officers and other management, as appropriate; and (iv) production of an annual executive compensation report to be included in the company’s proxy statement.
          The members of the Compensation and Personnel Committee currently are Messrs. Donahee (Chair), Rogers, and Egan. During 2007, the Compensation and Personnel Committee of the Board of Directors held five (5) meetings and all members then serving attended at least seventy-five percent (75%) of the meetings. The board has determined that Messrs. Donahee, Rogers, and Egan are “independent” within the meaning of the applicable Nasdaq Marketplace Rules. The Compensation and Personnel Committee operates under a charter which the Board of Directors approved in June 2005.
          The charter of the Compensation and Personnel Committee is available on our investor website at www.alsk.com. The report of the Compensation and Personnel Committee is included in this proxy statement.
          Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee assists the board in discharging its duties for screening and proposing candidates to serve on the board and all matters of corporate governance.
          For director nominations, the committee does not require director candidates to meet any particular set of minimum qualifications. The committee reviews the suitability of each candidate in light of the company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include: character and integrity; business judgment; management experience; knowledge of particular areas such as technology, finance, or marketing; strategic vision; and ties to the company’s various constituencies such as employees, customers, and vendors.
          Our stockholders may nominate candidates for director positions by submitting the candidate’s name and qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The committee applies the same criteria to its evaluation of stockholder-recommended candidates as it applies to other candidates. The committee has no obligation to actually nominate stockholder-recommended candidates for election as a director.
          The committee is comprised of Ms. Jacobs (Chair) and Messrs. Egan and Southwell. The board has determined that each current member of the committee is “independent” within the meaning of the applicable Nasdaq Marketplace Rules and the nominations of directors are in full compliance with those rules. The committee held four (4) meetings during 2007 and all members attended at least seventy-five percent (75%) of the meetings occurring while each was a member.
          The charter of the Nominating and Corporate Governance Committee is available on our investor website at www.alsk.com.
          Executive Committee
          The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board of Directors, between meetings of the full Board of Directors. The Executive Committee currently consists of four directors: Liane Pelletier (Chair), Annette Jacobs, Patrick Pichette, and Gary Donahee. The Executive Committee held no formal meetings in 2007.
Director Nomination Process
          The Nominating and Corporate Governance Committee assesses all director candidates, whether submitted by management or a stockholder, and recommends nominees for election to the board. Recommendations for election are based upon the factors described above under the heading “Committees of the Board—Nominating and Corporate Governance Committee.
          Each year, the Nominating and Corporate Governance Committee reviews all eligible director candidates, including incumbents. The committee then decides, based upon the pool of eligible candidates and the number of vacancies to be filled, whom to recommend to the board to be nominated for election that year. The full board reviews the committee’s recommendations and approves the individuals to stand for election. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.

          The Nominating and Corporate Governance Committee welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for the consideration by the committee by submitting their suggestions in writing to the company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders, and any such nomination will also be automatically submitted to the Nominating and Corporate Governance Committee for consideration.
Board Self-Evaluation
          The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the board, other than the Executive Committee, conducts a similar self-evaluation with respect to such committee.
Code of Ethics
          In order to help assure we practice the highest levels of business ethics, we have adopted a Code of Ethics, which is posted on our investor website at www.alsk.com. We post amendments to or waivers from the provisions applicable to senior executives on our website. A copy of our Code of Ethics is also available upon request to our Secretary.
Communicating with the Board of Directors
          Stockholders may communicate with any or all of the company’s directors via U. S. mail addressed to one or more directors, the board, or any committee of the board c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.
Executive Compensation
Compensation Discussion and Analysis
          The compensation discussion and analysis (“CD&A”) in this section provides information regarding the 2007 compensation programs in place for the executive officers named in the “Summary Compensation Table” presented below. We refer to these officers as our “named executive officers.”
          In this CD&A, we have included certain information that is “forward-looking” that does not reflect past results or historical facts. This information is based on our current knowledge and assumptions. Please be aware that actual results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.
          Messrs. Donahee (chair), Egan, and Rogers served on the Compensation and Personnel Committee (the “Committee”) during all of 2007. Each of the members of the Committee is “independent” as defined by applicable Nasdaq Marketplace Rules.
Overview
          We design our executive compensation programs to support the short and long-term financial and operational goals of our business. The discussion and analysis that follows sets forth the Committee’s methodology though which it makes compensation determinations. The Committee seeks to confer value on our executives through carefully crafted compensation programs designed to reward executives that further our corporate strategy.
          Our compensation programs reflect our philosophies:
•	Pay for performance;

•	Alignment of interests of our employees and our stockholders; and

•	Attracting skilled prospects to and retaining top talent in our remote location by offering attractive compensation packages.
          Please see “Goals of our Executive Compensation Programs” below for a more detailed description of these goals.
          Our compensation objectives are implemented through the following programs:
•	Competitive total target cash compensation, 50% of which is “at-risk”; and

•	Performance-based equity compensation that also includes retention elements.
          Please see “Components Comprising Total Executive Compensation” below for additional information about these programs.

2007 Results
          Our executive team delivered excellent results in 2007, building on our momentum of strong performance since late 2003 and early 2004, when the team largely arrived. As in prior years, in 2007, the executive team increased distributable cash generated by the business by focusing on delivering returns in our highest-growth areas while maintaining disciplined resource allocation consistent with this focus. During 2007, our wireless and enterprise lines of business generated the largest growth in distributable cash generated of all our core businesses. We returned an aggregate of $36.7 million to shareholders via cash dividend payments.
          We also took important steps in 2007 that we believe will pave the way for future growth. We commenced construction of our AKORN fiber facility, which will connect our Alaskan network to the Lower 48 using a newly constructed, high-speed fiber optic cable. We also undertook substantial negotiation and due diligence work during 2007 which built on an opportunity provided to us by Crest Communications Corporation during 2007, which we agreed to acquire on April 1, 2008.
          The compensation of our named executive officers was consistent with our strong 2007 results. The Committee is required to certify whether its pre-established performance targets for 2007 were met. In March 2008, the Committee determined that we exceeded target levels of company performance by a considerable margin.
          Based on the foregoing, in April 2008, the Committee declared a non-equity cash incentive award based on 2007 company performance that was 212% of target. Actual payments to named executive officers were further adjusted for individual performance factors.
          The performance targets for acceleration of annual restricted stock and long-term restricted stock were also exceeded, resulting in accelerated vesting of restricted stock awards that were subject to 2007 and prior years’ performance targets.
          Consistent with our focus on growth, we initiated an aggressive build and buy strategy designed to enable our interstate and intrastate wireline networks to serve the most demanding of enterprise and carrier customers, which has matured into a principal deliverable for 2008.
2008 Outlook
          For 2008, the Committee has determined that one hundred percent (100%) of target cash incentive awards will be paid (subject to adjustment for individual performance factors) and restricted stock awards subject to 2008 company performance targets would accelerate if we achieve the 2008 Company Performance Target described below. For additional information on our “Company Performance Target” generally and how we calculate it, please see “—Performance Targets” below. Each named executive officer’s target cash incentive award was set at the same level as 2007. The Committee also specified that similar operating metrics, EBITDA less maintenance capital expenditures, would principally comprise the 2008 Company Performance Target, with certain exceptions described next.
          In quantifying the Company Performance Target, the Committee considered the strategic goals of the company to be achieved in 2008, including expected capital expenditures to be made in furtherance of those goals, general economic conditions, Alaskan economic conditions, the competitiveness of our executive compensation within the industry, increased competition in both of our wireline and wireless segments, and the anticipated value of the services to be provided by the participants. In addition, the Committee noted that EBITDA guidance provided to investors by management for the year ending December 31, 2008 was $130 million to $134 million, exclusive of start-up costs related to our enterprise line of business. In addition, the Committee noted management had provided guidance of maintenance capital expenditures of $42 million.
          In fixing the 2008 Company Performance Target, the Committee determined that the computation of our core business performance against which the target would be measured should exclude expected heavy expenditures, both capital and current, relating to the start-up of our network expansion and new enterprise services. Based on this understanding, the Committee fixed the initial 2008 Company Performance Target at $90 million.
          Based on the foregoing, the Committee believed, at the time the 2008 Company Performance Target was set, such target was attainable.
Evolution of our Executive Compensation Practices
          In 2007, we allocated a substantial part of our named executive officers’ total direct compensation to variable compensation that is at risk. The proportion of an executive’s direct compensation that is at risk is generally similar across all named executive officers.
          Prior to 2005, our practice split incentive-based compensation for senior management among stock options and cash compensation. Beginning in 2005, we began to rebalance the allocation of long-term incentive opportunities for our named executive officers, reflecting our evolving business circumstances. The equity-based portion of long-term incentive opportunities (i.e., stock options and restricted stock) is now allocated principally to restricted stock awards. The purpose of this rebalancing was to phase in restricted stock as the principal vehicle for equity compensation while outstanding stock options vested. As a result, since 2004, we have not granted stock options to any named executive officer. Stock options granted to Ms. Pelletier and Mr. Eisenberg will vest in full late this year, and stock options granted to Messrs. Wilson and Mr. Fisher will vest in full early next year. Substantially all stock options previously granted to Mr. Steinberg have vested.
     The overall mix of compensation elements may be adjusted in the future if the Committee determines that a more tailored approach is needed to address the specific circumstances of an executive or a change in our strategic focus. For example, we expect that during 2008 the Committee will provide targeted individual equity performance awards that will vest upon the achievement of specific highly-targeted milestones that the Committee believes are essential to long-term company success, particularly in our enterprise line of business. For further detail on these prospective awards, please see “Components Comprising Total Executive Compensation—Performance Share Awards” below. If made, these additional grants would increase the proportion of full-share unit awards that comprise the total mix of equity incentive compensation for named executive officers.
Goals of our Executive Compensation Programs
•	Motivate executives to pursue growth of cash generated by our core businesses. Payouts are generally determined based on sustained growth of cash provided by our core business operations that can be attributed directly to management efforts. We believe this approach to compensation directs executives toward achieving long-term profitable growth, disciplined capital allocation, and value delivery to our shareholders.

•	Assure all opportunities for long-term growth are pursued. While company performance targets have, since 2005, been based principally on growth of cash provided by our core business operations, we believe heavy investment directed at long-term growth may, in some cases, affect short-term results. Thus, we seek to set complementary goals that take into account these factors, and in doing so, the Committee sets additional goals that it believes will result in long-term growth in shareholder value and provide compensation requisite to motivate achievement.

•	Differentiate awards based on performance. Incentive-based awards depend heavily on company performance, as described in greater detail below. Individual cash and equity awards also reflect performance goals tailored to each executive’s roles and responsibilities. Awards also reflect an executive’s sustained level of performance over time and future potential, as well as retention considerations.

•	Compete for, and retain, top talent. Our restricted stock awards generally accelerate upon satisfactory company performance; however, notwithstanding company performance, restricted stock awards vest after five (5) years. We believe this promotes retention of key talent.

•	Memorialize mutual responsibilities through employment agreements. We have entered into employment agreements with each of our named executive officers, most of which will expire within the next twelve (12) months. Most notably, Ms. Pelletier’s employment agreement expires this October 2008. The Committee believes that employment agreements on appropriate terms are necessary to retain and ensure the continued availability of named executive officers to develop and implement our strategic plans, including, for example developing our enterprise line of business and integration of our Alaska — Oregon Network (“AKORN”) and Crest investments. Our employment agreements generally determine the annual base salaries and severance benefits for our named executive officers.
Our Process for Setting Compensation
          The Committee is responsible for reviewing and approving compensation for our senior management.
          Role of management
          Although management provides recommendations and information to the Committee on the compensation of our executives, including peer group information, the Committee has the ultimate authority to approve or modify management’s recommended compensation packages. Management has a very limited role with respect to the compensation of the CEO, which is determined independently by the Committee, as discussed below. The CEO and the Committee jointly develop and recommend the compensation packages for other named executive officers.
          Role of our president and CEO
          Ms. Pelletier develops and makes recommendations regarding the compensation of the executive officers who report directly to her as well as makes recommendations as to their individual performance goals. In addition, the CEO, prior to each Committee meeting, prepares and reviews materials to be presented to the Committee in advance of the meeting (except for any materials relating to the CEO’s compensation).

          Role of the Committee’s compensation consultant
          Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) served in 2007 as the Committee’s independent compensation consultant. Other than its consulting services to the Committee, Watson Wyatt does not provide any services to us. The Committee has complete discretion to select, retain and dismiss the consultant. Specific matters on which the Watson Wyatt firm advised in 2007 included: reviewing compensation practices of our peer group companies and other similarly situated companies.
          In addition, the Committee reviews other survey data and similar information about compensation programs that it obtains from various sources.
          Based on its review with Watson Wyatt and other sources, the Committee determined the following companies to comprise a peer group from which it might compare our compensation practices. These peer group companies are:

•	CenturyTel, Inc.	•	Rural Cellular Corporation
•	Commonwealth Telephone	•	Shenandoah Telephone Company
•	Iowa Telecommunications Services,	•	General Communication, Inc. Inc
•	Otelco, Inc.	•	Surewest Communications
          When reviewing the compensation of the executives of the peer group, the Committee compared, among other metrics, results of operations, market overlap, market capitalization, revenues, EBITDA, and number of employees to our comparable metrics. In addition, the Committee also reviewed the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with the compensation of our executive officers with comparable duties and responsibilities. The purpose of reviewing such data regarding the peer group was for the Committee to determine whether the compensation paid to our executive officers was generally competitive with that paid by peer group companies to their executive officers. We strive to retain our key employees in a highly competitive industry. The Committee believes that our executive officers operate in a more geographically remote market and manage a more diverse telecommunications services portfolio than do the executives of many of our peer companies. As a result, the Committee believes that our named executive officers should generally be compensated at a level greater than the median of compensation paid by our peer group.
          Although the Committee believes that it is important to periodically review the compensation policies of our peer group, the Committee also believes that we must adopt a compensation policy that incorporates our own business objectives and culture. Therefore, while the Committee reviews these data, including the total and type of compensation paid to executive officers, pertaining to the peer group companies to ensure that compensation paid to our executive officers remains generally competitive; the Committee does not annually adjust the compensation paid to named executive officers based on the compensation policies of peer group companies.
CEO’s Compensation
          The Committee determines the CEO’s compensation package in consultation with our Lead Independent Director and other independent members of the board. The Committee has also received information from Watson Wyatt to consider when making its decisions. Management does not provide input in the determination of the CEO’s compensation. Ms. Pelletier’s current employment agreement expires in October 2008. As a result, the Committee has also engaged independent legal counsel for the purpose of advising it in its negotiations with Ms. Pelletier for a new, multi-year employment agreement. The Committee has the sole authority to retain and terminate such counsel and to approve its fees and other retention terms.
Performance Targets
          Beginning in 2005, the Committee has based annual performance targets on achievement of a specified annual EBITDA less maintenance capital expenditures metric. We define EBITDA as earnings before interest, tax, depreciation, amortization and stock-based compensation expense. EBITDA is not a GAAP measure, and our measurement of EBITDA may differ from other companies. In addition our measurement of maintenance capital expenditures depends often on our judgment as to the character of expenditures being made. Because the determination of EBITDA less maintenance capital expenditures, when used to determine management’s performance (the “Company Performance Target”) is subject to significant judgment, the Committee must approve the formulation through which we arrive at its value for any period that affects compensation. In addition, the Committee may make adjustments to the Company Performance Target to exclude extraordinary events that it deems unrelated to company or management performance. For example, in its calculation of cash incentive awards to be paid to executives based on 2007 performance, the Committee fixed an EBITDA less maintenance capital expenditures metric, for compensation purposes, lower than the value publicly reported.

Components Comprising Total Executive Compensation
          In analyzing compensation paid to named executive officers, the Committee considers total target cash compensation and equity compensation. Generally, aggregate target compensation of the CEO and the other executive officers are determined by the Committee based on a variety of factors including: nature and responsibility of the position, expertise of the individual executive, competitiveness of the market for the executive’s services, executive’s potential for driving the company’s success in the future, peer data, performance reviews and recommendations of the CEO (except in the case of her own compensation), and other judgmental factors deemed relevant by the Committee such as data provided by a compensation consultant.
     Cash Compensation
          In determining cash compensation paid to named executive officers, the Committee first determines the “total target cash compensation” that would be required to attract and retain such qualified executives. Total target cash compensation, as defined by the Committee, combines an employee’s base salary with annual target cash incentive awards. The Committee believes that total target cash compensation should be allocated such that named executive officers hold a significant “at risk” portion of cash compensation. The Committee has thus determined that base salary and target annual cash incentive amounts should each generally comprise 50% of an executive’s total target cash compensation.
          Base salaries
          Our named executive officers’ respective employment agreements provide for annual base salaries as described elsewhere in this CD&A under “Summary Compensation Table” set forth below. These agreements generally forbid reduction of base salary. In considering increases to base salary levels, we take into account individual performance and competitive considerations (including local market conditions).
          In 2007, the Committee increased Mr. Steinberg’s base salary (and, thus, total target cash compensation) by approximately 10%, based primarily on additional responsibilities undertaken. No other changes were made to base salaries of named executive officers.
          Annual cash incentive awards
          Annual cash incentive awards represent the performance-based portion of named executive officers’ total target cash compensation. Actual amounts paid are primarily determined by our performance relative to the Company Performance Target (as more fully defined below) during the year giving rise to the award.
          At the start of the year, an annual individual target award is established for each participant. During the first quarter of each year, the Committee approves the parameters for determining final awards including the Company Performance Target applying to such year. For named executive officers, target awards have generally been equal to 100% of such named executive officer’s base salary. The target awards for an individual participant may be revised during the year as a result of a promotion or other change of the individual’s position.
          The calculation of final payouts of annual cash incentive awards generally occurs during the first quarter of the subsequent year. Initially, baseline results are determined upon the Committee’s review of reported EBITDA less maintenance capital expenditures. These baseline results can then be adjusted up or down based on modifiers that reflect matters the Committee deems important in determining actual management performance. Adjustments have been made in the past to normalize for one-time events unrelated to performance of the company. The resulting performance metric is then certified by the Committee and used to assess performance relative to the Company Performance Target.
          Potential cash incentive payouts to named executive officers, as compared to target, are reduced by fifteen percent (15%) for every 1% our actual performance falls short of the Company Performance Target and increased by ten percent (10%) for every one percent (1%) our actual performance exceeds the Company Performance Target. We do not generally limit cash incentive awards when applying this formula.
          Finally, an individual performance factor for each named executive officer is applied based on a review of such officer’s individual performance. This can result in cash incentive payouts between zero percent (0%) and one hundred and twenty-five percent (125%) of what would otherwise have been payable based solely on the calculation described in the previous paragraph.

     Equity Compensation
          Performance-Accelerated Restricted Stock
          We grant awards of performance-accelerated restricted stock awards to our named executive officers. These restricted stock awards vest after five (5) years of continued employment with the company. These awards can vest on an accelerated basis if we achieve Company Performance Targets (described above). Awards designated as “long-term” require achievement of the Company Performance Target for a three (3) year period following grant.
          The program was developed during 2004 and deployed in 2005 following substantial change in the company’s management. The program is designed to further align management’s interests with those of shareholders and avoid excessive dilution. It has also served to retain a stable management group which has delivered results.
          The Committee has granted performance-accelerated restricted stock awards to named executive officers annually since 2005. One half (1/2) of all restricted stock awards granted to named executive officers have been designated as long-term. Generally, if a named executive officer leaves the company before his or her restricted stock vests, he or she forfeits the stock. Further, our named executive officers may not sell, pledge or otherwise encumber their restricted stock until the restrictions lapse, or the stock “vests.” We do not pay dividends on our restricted stock.
          Annual Restricted Stock Awards
          Our “annual” performance-accelerated restricted stock awards, which have been granted each year since 2005, partially accelerate if we achieve the Company Performance Target during any one year during the successive three-year period following grant. For each of these years, one-third (1/3) of the restricted stock award vests following each year we achieve the applicable Company Performance Target for that year.
          Long-Term Restricted Stock Awards
          Our “long-term” performance-accelerated restricted stock awards, which have been granted each year since 2005, accelerate and vest in full if we achieve the three-year cumulative Company Performance Target set by the Committee during the successive three-year period following grant.
          Performance Share Awards
          The Committee has noted that current “at-risk” compensation provided to named executive officers focuses heavily on measurements of cash generated by core business activities. We believe that continued growth will depend on the success of numerous initiatives currently underway that may not immediately affect cash-heavy metrics such as EBITDA less maintenance capital expenditures. Such initiatives are: construction of our AKORN fiber facility, integration of Crest, deployment of a more robust statewide IP fiber network, and provision of a redundant network operations center located in the Lower 48. We do not expect that these projects will provide an immediate increase in cash generated by our core business. Thus, the Committee is currently reviewing certain equity compensation vehicles through which named executive officers may be rewarded for timely and effective completion of highly-specific individual goals that are directed toward achieving future growth.
Perquisites and other Fringe Benefits
          Other than monthly car allowances, we do not generally provide perquisites to named executive officers. Executives are invited to participate in our broad-based pension, benefit, health and welfare plans available to all of our employees in general.
Other Policies, Practices, and Judgments Affecting our Executive Compensation
     Policy Regarding Security Ownership of Management
          We have adopted minimum share ownership requirements because we believe that management will more effectively pursue the long-term interests of shareholders if they are shareholders themselves. Ownership levels are provided for executives to acquire and hold a minimum amount of common stock based on their position and total target cash compensation level. New officers have five years to achieve the prescribed ownership levels. The Committee is currently reviewing our share ownership requirements and is considering making changes to bring our policy into line with emerging market practice.
     Relative Levels of Compensation among Named Executive Officers
          Generally, the elements of compensation described earlier apply to all of our named executive officers. Our CEO is the most highly paid of our named executive officers, reflecting her level of responsibility. Ms. Pelletier has the ultimate responsibility for the strategic direction of the Company and a more visible role than other named executive officers. Ms. Pelletier also effectively acts as our chief operating officer, taking substantial part in day-to-day decision-making.

Ms. Pelletier’s compensation also reflects the importance of her retention to the successful execution of our current business strategy, which has been principally of her design. Ms. Pelletier’s total compensation package is in approximately the 60th percentile of CEO compensation paid by the companies in our peer group based on information provided by Watson Wyatt.
     Wealth Accumulation
It is not our practice to take into account wealth accumulated by the named executive officers when determining the value of current awards. Our named executive officers do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings from principally other companies’ retirement plans earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current awards taking into account the named executive officers’ accumulated savings and investment returns, whether or not under our company plans.
     Considerations of Equity Compensation Practices on Shareholders
In administering our equity compensation plans, the Committee avoids practices that it deems to not be in the best interests of our stockholders. For example, the Committee does not allow re-pricing of equity awards and does not make in-the-money equity grants (other than basic restricted stock grants). Further, the Committee uses conservative share counting methods in determining remaining reserves under our equity compensation plans. For example, shares tendered in payment of an exercise price and shares withheld for taxes do not become eligible again for awards.
In order to assess the potential dilution to our stockholders, the Committee may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. In addition, the Committee may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made.
However, the Committee does not take into account an employee’s holdings of vested but unexercised awards in determining additional awards to such employee. The Committee also does not take into account the value realized by an employee during a fiscal year from the exercise of equity awards granted during a prior year. The Committee believes that value realized by an employee from the exercise of any such equity award relates to services provided during the year of the grant or of vesting and not necessarily during the year of exercise. Furthermore, because we expect certain equity awards to be made to employees in connection with the employee’s contribution to the successful consummation and implementation of a transaction, the Committee believes that an equity award designed to reward a separate transaction should not be affected by the employee’s determination not to exercise a previously granted equity award.
     Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code imposes certain requirements on “nonqualified deferred compensation plans” and potentially applies to a number of our executive employment agreement and compensation plans. Final regulations under Section 409A were released in April 2007 and will become effective on January 1, 2009. We may make minor changes to plans in which the named executive officers participate related to the timing of payments to comply with Section 409A.
     Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductibility of annual compensation paid to certain officers. Performance-based compensation may, however, be excluded from the limit so long as it meets certain requirements. While the Committee retains flexibility, we design when practicable our compensation plans and programs so as to allow us to deduct compensation expense.
     Policies and Practices Regarding Equity Awards
          Under our policy, grants of restricted stock units are made at a regularly scheduled meeting of the Committee occurring at approximately the same time each year.
          In addition, a Non-Executive Equity Compensation Subcommittee has been delegated authority by the Committee to make equity compensation grants at regularly scheduled meetings, but only to employees who are not members of the executive leadership team.
Compensation and Personnel Committee Report
          The Compensation and Personnel Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq. The board established this committee to discharge the board’s responsibilities relating to compensation of the company’s CEO and each of the company’s other executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other executive officers. The committee has reviewed and discussed the information appearing previously under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,
Gary R. Donahee, Chair
John M. Egan
Brian Rogers
Compensation and Personnel Committee Interlocks and Insider Participation
     Our Compensation and Personnel Committee comprises of Messrs. Donahee, Egan, and Rogers. No member of such committee is or was our officer or employee or has had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the committee is an executive officer of another entity on which any of our executives serve on the compensation committee of such other entity. None of our executive officers served as a director for a company that employs as an executive officer any of our directors.
Summary Compensation Table
     The table below sets forth a summary of the compensation we incurred for our CEO, CFO, each of the three (3) additional most highly compensated executive officers who served in such capacities as of December 31, 2007.

					Non-Equity	Change in
			Stock	Option	Incentive Plan	Pension	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Value	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Liane Pelletier	2007	500,000	725,201	210,496	1,332,000	—	44,658	2,812,355
President and Chief Executive Officer	2006	500,000	855,245	372,835	1,100,000	—	206,540	3,034,620
David Wilson	2007	250,000	234,970	38,260	555,000	—	53,173	1,131,403
Senior Vice President and Chief Financial Officer	2006	250,000	354,745	64,851	550,000	—	45,341	1,264,937
David C. Eisenberg	2007	250,000	248,623	47,075	555,000	—	13,283	1,113,981
Senior Vice President, Corporate Strategy, Development and Marketing	2006	250,000	343,156	84,971	550,000	—	26,501	1,254,628
Sheldon Fisher	2007	250,000	237,793	29,674	555,000	—	29,589	1,102,056
Senior Vice President, Sales and Service	2006	250,000	289,326	50,371	500,000	—	28,293	1,117,990
Leonard Steinberg	2007	219,617	280,709	6,530	488,400	41,241	35,013	1,071,510
Vice President, General Counsel and Corporate Secretary	2006	200,000	288,034	8,910	400,000	34,000	22,038	962,882

(1)	Stock awards comprise restricted stock awards that vest on the fifth (5th) anniversary of the date of grant, unless the company achieves certain performance targets specified by the company. These performance targets comprise one-year and three-year performance periods. One-sixth (1/6) of this amount is eligible to vest in each of 2008, 2009 and 2010, respectively, if the one-year performance target is achieved. One-half (1/2) of this amount will vest in 2010, in the event the three-year performance target is achieved.

(2)	Represents expense recorded for outstanding options. No options were granted by the company in 2006 or 2007.

(3)	Represents annual cash incentive payments under our 2005 Contributor Pay Program. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

(4)	Based on vested benefits under the Alaska Electrical Pension Plan, a multi-employer defined benefit plan. The company does not manage the plan, and the numbers provided are estimates.

(5)	Includes dividends paid on company common stock. Also includes a car allowance of twelve thousand dollars ($12,000) paid to Ms. Pelletier and nine thousand nine hundred dollars ($9,900) to each other named executive officer.

Grants of Plan-Based Awards
     The following table sets forth each grant of an award including equity and non-equity awards made to a named executive officer during the year ended December 31, 2007, including awards that subsequently have been transferred.

					Number of	Grant Date Fair
		Estimated Future Payouts Under			Shares of	Value of Stock
		Non-Equity Incentive Plan Awards(1)			Stock or	and Option
	Grant	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	($)
Liane Pelletier	2007	200,000	500,000	—	72,416	1,000,547
David Wilson	2007	—	250,000	—	24,358	336,545
David C. Eisenberg	2007	—	250,000	—	24,358	336,545
Sheldon Fisher	2007	—	250,000	—	24,358	336,545
Leonard Steinberg	2007	—	220,000	—	24,358	336,545

(1)	Represents amounts payable under our 2005 Contributor Pay Program, as adjusted for requirements in individual employment agreements. Under the program there are no maxima, and the actual incentive payment is based on the company’s performance relative to the performance target and an individual performance factor. The factor for company performance decreases by fifteen percent (15%) for every one percent (1%) below our financial measure target and increases ten percent (10%) for every one percent (1%) above.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying			Shares or Units	Market Value of
	Unexercised	Unexercised	Option	Option	of Stock That	Shares or Units of
	Options	Options	Exercise	Expiration	Have Not	Stock That Have
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Vested (#)	Not Vested ($)(1)
Liane Pelletier	400,000	200,000	4.50	10/6/2013	230,750	3,461,250
David Wilson	—	100,000	4.44	3/1/2014	86,026	1,290,390
David C. Eisenberg	40,000	40,000	4.88	10/30/2013	82,692	1,240,380
Sheldon Fisher	—	80,000	4.35	2/22/2014	76,026	1,140,390
Leonard Steinberg	—	2,000	4.35	1/31/2014	—	—
	4,000	8,000	5.36	7/27/2014	—	—
	—	1,667	5.50	11/20/2010	—	—
	—	4,167	7.00	1/4/2011	—	—
	—	4,166	8.00	2/20/2012	—	—
	—	1,666	12.62	6/20/2010	—	—
	—	—	—		78,026	1,170,390

(1)	Based on the closing price on December 31, 2007 of $15.00 per share of our common stock as traded in the Nasdaq Global Market.

Option Exercises and Stock Vested
     The following table sets forth information regarding stock options exercised by, and the shares of restricted stock that vested for, each of the named executive officers in 2007. The value of the shares acquired upon exercise of stock options is based on the difference between the closing price of the shares on the exercise date and the exercise price. The value of restricted stock realized is based on the closing price of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Liane Pelletier	—	—	43,333	658,662
David Wilson	50,000	513,000	14,499	220,385
David C. Eisenberg	—	—	16,166	245,723
Sheldon Fisher	40,000	467,600	14,499	220,385
Leonard Steinberg	1,000	10,350	16,499	250,785
Pension Benefits
     The table set forth below includes, for each named executive officer, the number of years of service credited to the named executive officer under the Alaska Electrical Pension Plan (“AEPP”) as of December 31, 2007. The AEPP is a multiemployer pension plan that we do not manage. As a result, we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. This table includes our estimates of the actuarial present value of each named executive officer’s accumulated benefit under the plan.

		Number of Years	Present Value	Payments
		Credited Service	of Accumulated	During Last
Name	Plan Name	(#)	Benefit ($)	Fiscal Year ($)
Liane Pelletier	AEPP	4	—	—
David Wilson	AEPP	4	—	—
David C. Eisenberg	AEPP	4	—	—
Sheldon Fisher	AEPP	4	—	—
Leonard Steinberg	AEPP	8	311,052	—
     The Alaska Electrical Pension Plan is a non-contributory, multi-employer defined benefit retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications. Participants, including each of our named executive officers, receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. Actuarially equivalent alternative forms of benefits are available at the participant’s election. For benefits accrued prior to July 1, 2006 participants are entitled to receive full benefits upon retirement at or after age fifty-eight (58) and age sixty (60) for benefits accrued after July 1, 2006. Participants must have at least five (5) years of recognized service, at least one (1) of which must be “future credited service” as defined by the AEPP. Participants may elect to receive reduced benefits upon early retirement on or after age 48 and at least five (5) years of recognized service, of which at least three (3) years must be future credited service.
     We also maintain, separate from the AEPP, the Alaska Communications Systems Retirement Plan and an executive post retirement health benefit plan, both of which are frozen in terms of benefits and participation. None of our named executive officers participate in either of these plans.

Director Compensation
     The following table sets forth for each of our directors, unless such director is also a named executive officer, the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees, and for awards of stock, the aggregate grant date fair value computed in accordance with FAS 123(R), in each case for the year ended December 31, 2007.

		Fees Earned or	Stock	All Other
		Paid in Cash	Awards	Compensation	Total
Name	Year	($)	($)	($)	($)
Brian D. Rogers	2007	23,149	23,101	—	46,250
John M. Eagan	2007	19,905	19,845	—	39,750
Gary R. Donahee	2007	31	37,473	—	37,504
Patrick Pichette	2007	22,125	22,125	—	44,250
Edward J. Hayes, Jr.	2007	22,266	22,234	—	44,500
Annette M. Jacobs	2007	23,496	23,421	—	46,917
David A. Southwell	2007	19	38,981	—	39,000
     In 2007, each non-employee director was paid an annual retainer fee of thirty thousand dollars ($30,000). Directors were required to receive not less than fifty percent (50%) of their annual retainer in the form of our common stock, and may have elected to receive up to one hundred percent (100%) of their annual retainer in the form of stock. A director may have also chosen to defer receipt of such stock. In addition, our directors were paid fifteen hundred dollars ($1,500) (seven hundred fifty dollars ($750) for telephonic attendance) for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee chair was paid three thousand dollars ($3,000) (fifteen hundred dollars ($1,500) for telephonic attendance) and the other committee members were paid twenty-five hundred dollars ($2,500) for each audit committee meeting (twelve hundred fifty dollars ($1,250) for telephonic attendance). The stock based compensation component of directors’ compensation was provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan.
     In addition to the foregoing, our Lead Independent Director received an additional ten thousand dollars ($10,000) annual retainer.
     During 2007, our Board of Directors approved an amended compensation plan for independent directors effective January 1, 2008. Under the amended compensation plan, we will provide cash compensation to the independent directors consisting of a $20,000 annual retainer payable in quarterly installments, plus additional annual retainers of $5,000 to the chair of the Audit Committee and $10,000 to the Lead Director. The independent directors will also receive quarterly grants of 500 shares of our common stock or equivalents to be granted on the last trading day of each quarter, which vest immediately.
     In addition, our directors will continue to be paid $1,500 (or $750 for telephonic attendance) for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee members will continue to be paid $2,500 for each audit committee (or $1,250 for telephonic attendance).
     Independent directors may elect to receive all or a portion of their cash retainer and meetings fees in common stock or equivalents. The stock based compensation component of directors’ compensation is provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan.
Employment Arrangements, Potential Payments upon Termination or Change in Control
     We have entered into employment agreements with each of our named executive officers. These arrangements are summarized below.
Liane Pelletier
     We have entered into an employment agreement with Liane Pelletier as of September 14, 2003, pursuant to which Ms. Pelletier has served as our President and CEO since October 6, 2003. Ms. Pelletier was also elected to our Board of Directors as well as to the executive committee of the board beginning on October 6, 2003. Ms. Pelletier has served as the Chair of the Board of Directors since January 1, 2004. Her employment agreement expires on October 6, 2008.Ms. Pelletier receives an annual base salary of five hundred thousand dollars ($500,000). Ms. Pelletier is also eligible to receive a target annual cash incentive payment of five hundred thousand dollars ($500,000) based on achieving one hundred percent

(100%) of targeted performance objectives. Subject to the terms of the applicable annual cash incentive plan, the actual cash incentive paid for any fiscal year, if earned, ranges from two hundred thousand dollars ($200,000) to and may exceed two hundred percent (200%) of base salary based on the achievement of performance objectives determined by the board (or a designated committee of the board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier has the option to receive up to fifty percent (50%) of her annual cash incentive in our common stock based on the fair market value on the date of actual cash incentive determination. Ms. Pelletier’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.
     On October 6, 2003, Ms. Pelletier was granted an option to purchase one million (1,000,000) shares of our common stock under the agreement, with an exercise price equal to the fair market value of the common stock on that date. The option has a term of ten (10) years, and vests twenty percent (20%) per year, or upon a change of control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapse upon termination of employment for any reason.
     In the event we terminate Ms. Pelletier’s employment for any reason other than a board determination of cause or a termination for death or disability, or if Ms. Pelletier terminates her employment because of a constructive termination, Ms. Pelletier will be entitled to receive a severance payment under the agreement of five hundred thousand dollars ($500,000) if the termination occurs on or before October 6, 2008.
     The severance amount would be paid to Ms. Pelletier in periodic installments equal to the periodic base salary payments Ms. Pelletier would otherwise receive from us prior to the termination until the full severance amount is paid. In addition, Ms. Pelletier would receive any unpaid cash incentive payment from the previously completed fiscal year, payable when cash incentive payments are paid to our other senior executives for such fiscal year; and
•	receive a pro rata cash incentive payment (of the amount actually earned) for the year of termination, payable when cash incentive payments are paid to our other senior executives for such year;

•	become fully vested in the next two hundred thousand (200,000) unvested option shares;

•	receive COBRA health insurance coverage reimbursed for herself and her eligible dependents for the eighteen (18) month period following such termination; and

•	be fully reimbursed (including any tax gross-up) for the costs of relocation back to the contiguous United States if such relocation takes place within twelve (12) months of the date of termination.

Value of
		Target	Accelerated
	Base	Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$500,000	$420,000	$2,100,000	—	(2)	$3,020,000	(2)
Death	—	—	—	—		—
Disability	—	—	—	—		—
Change- in-control	$500,000	$420,000	$5,561,250	—	(2)	$6,481,250	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2007 of $15.00 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and options as of December 31, 2007.

(2)	COBRA health insurance coverage is reimbursed for the 18-month period following termination and relocation costs to the Lower 48 are paid.
David Wilson
     We entered into an employment agreement with David Wilson effective February 18, 2004, pursuant to which Mr. Wilson serves as Senior Vice President and CFO for us for a five (5)-year period, which will be extended automatically for successive additional one (1) year periods unless either we or Mr. Wilson gives no less than ninety (90) days written notice of an intention not to extend the term. Mr. Wilson received an annual base salary of two hundred fifty thousand dollars ($250,000) during the first year of the employment period, subject to annual review in each year of the employment period thereafter. Mr. Wilson’s annual base salary may be increased in years following the first year of employment but may not be decreased. In addition, Mr. Wilson will be eligible to receive an annual cash incentive payment equal to one hundred percent (100%) of his annual base salary based on the attainment of appropriate business targets for each fiscal year, with appropriate adjustments in the event that the company exceeds or does not attain the business targets. Mr. Wilson’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.

     Mr. Wilson received an option to purchase two hundred thousand (250,000) shares of our stock with an exercise price equal to the fair market value of our stock on the commencement date of his employment. The option has a term of ten (10) years, and vests twenty percent (20%) per year for the five (5)-year period starting with the commencement of his employment with the company, or upon a change in control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapses upon termination of employment for any reason.
     Under Mr. Wilson’s employment agreement, if Mr. Wilson’s employment were to be terminated by Mr. Wilson because of a constructive termination or following a change in control, or by the company without cause, or if the company decided at any time not to extend the term of his employment agreement, the company would be obligated to pay Mr. Wilson a lump sum cash payment in an amount equal to the sum of:
•	Mr. Wilson’s annual base salary, as then in effect, plus

•	Mr. Wilson’s target annual cash incentive amount, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for twelve (12) months.
     The company would also be obligated to provide reimbursement for the cost of personal travel for Mr. Wilson, his spouse and dependent family members and transport of household belongings, up to a maximum of fifty thousand dollars ($50,000), if Mr. Wilson or, in the event of his death, his spouse or dependent family members, elect to relocate to the contiguous United States within three (3) months of such termination.

			Value of
		Target	Accelerated
	Base	Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$250,000	$250,000	—	$50,000	(2)	$550,000	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change- in-control	$250,000	$250,000	$1,290,390	$50,000	(2)	$1,840,390	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2007 of $15.00 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and options as of December 31, 2007.

(2)	COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the Lower 48 are paid.
David C. Eisenberg
     We entered into an employment agreement with David C. Eisenberg effective October 31, 2003, pursuant to which Mr. Eisenberg serves as Senior Vice President, Corporate Strategy, Development and Marketing. The employment agreement for Mr. Eisenberg is similar to Mr. Wilson’s agreement. The agreement provides for an annual base salary of $250,000, target annual bonuses of 100% of base salary and the grant of 200,000 stock options.

			Value of
		Target	Accelerated
	Base	Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$250,000	$250,000	—	$50,000	(2)	$550,000	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change- in-control	$250,000	$250,000	$1,240,380	$50,000	(2)	$1,790,380	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2007 of $15.00 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and options as of December 31, 2007.

(2)	COBRA health insurance coverage is also reimbursed for the twelve (12)-month period following termination.

Sheldon Fisher
     We entered into an employment agreement with Sheldon Fisher, Senior Vice President, Sales and Service on January 23, 2004. The employment agreement for Mr. Fisher is similar to Mr. Eisenberg’s agreement. The agreement provides for an annual base salary of two hundred fifty thousand dollars ($250,000), target annual bonuses of one hundred percent (100%) of base salary, and the grant of two hundred thousand (200,000) stock options.

			Value of
		Target	Accelerated
	Base	Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$250,000	$250,000	—	$50,000	(2)	$550,000	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change- in-control	$250,000	$250,000	$1,140,390	$50,000	(2)	$1,690,390	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2007 of $15.00 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and options as of December 31, 2007.

(2)	COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the Lower 48 are paid.
Leonard Steinberg
     We also entered into an employment agreement with Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, as most recently amended on November 7, 2007. The restated agreement provides for a five-year employment period comprising a minimum annual base salary of two hundred twenty thousand dollars ($220,000) and a target annual cash incentive payment equal to his base salary, subject to company and individual performance. The agreement provides severance benefits to Mr. Steinberg in the event he is terminated “without cause” or otherwise terminates his employment for “good reason,” as defined in the agreement. The cash severance benefits provided to Mr. Steinberg comprises an amount equal to one times (1x) his annual base salary plus one times (1x) his annual target cash incentive. In addition, the company is required to provide relocation expenses of up to fifty thousand dollars ($50,000) and reimbursement for the cost of continuing health insurance under COBRA for the twelve (12) months following termination of employment. In addition, any outstanding shares of restricted stock or equivalent units subject to performance acceleration provisions held by Mr. Steinberg prior to termination shall vest ratably, if the company achieves its performance goals during the subsequent twelve (12)-month period following Mr. Steinberg’s termination, to the extent his employment period coincides with the performance period giving rise to the vesting event. Further, in the event Mr. Steinberg is terminated without cause or otherwise terminates his employment for good reason in connection with a change of control of the company, in addition to the foregoing severance benefits, any and all equity compensation granted to Mr. Steinberg, including restricted stock, equivalent units, and options, will immediately vest.

			Value of
		Target	Accelerated
	Base	Cash	Stock and
Termination Event	Salary	Incentive	Options(1)	Benefits		Total
Without cause or for good reason	$220,000	$220,000	$180,720	$50,000	(2)	$670,720	(2)
Death	—	—	—	$50,000		$50,000
Disability	—	—	—	$50,000		$50,000
Change- in-control	$220,000	$220,000	$1,351,110	$50,000	(2)	$1,841,110	(2)
With cause or without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2007 of $15.00 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock and options as of December 31, 2007.

(2)	COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the Lower 48 are paid.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
     Our Audit Committee has approved the appointment of KPMG LLP, or KPMG, to be our independent registered public accounting firm for 2008. A representative of KPMG is expected to be present at the Annual Meeting to respond to appropriate questions and make a statement should he or she so desire.
     Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.
     The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2008.
Audit Fees
     The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the company’s independent registered public accounting firm. The Audit Committee has unanimously approved the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2008. KPMG LLP has examined the financial statements of the company since March 2005.
     The following summarizes the fees billed to us by KPMG LLP for services rendered in connection with fiscal years 2007 and 2006:

	2007	2006
Audit Fees (1)	$884,255	$624,071
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	$90,000	—

Total	$974,255	$624,071

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, and reviews and assessment of our internal controls over financial reporting, and services for SEC filings. An additional $183,000 was included for service performed in the first quarter of 2008 related to the financial restatement for prior periods.

(2)	This category includes fees for financial due diligence work performed in 2007 related to our agreement to purchase Crest Communications Corporation.
Audit Committee Report
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     During the period 2007, the Audit Committee consisted of at least three directors each of whom, in the judgment of the board, is an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules. The committee comprised Messrs. Pichette, Hayes, and Rogers. The Board of Directors has determined that each of Messrs. Pichette and Hayes qualifies as an “Audit Committee Financial Expert.” The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.
     The Audit Committee oversees the quality of Alaska Communications Systems Group, Inc.’s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the company’s internal control over financial reporting.

     The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG LLP for the periods covered by this report, all matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).
     The Audit Committee has received from KPMG LLP a formal written statement describing all relationships between the independent registered public accounting firm and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
     The Audit Committee has met with KPMG LLP, with and without management present as deemed appropriate, to discuss the overall scope of KPMG LLP’s quarterly reviews and annual audit of the company’s financial statements, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG LLP the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the company’s quarterly and annual reports with the Securities and Exchange Commission.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2007.
Submitted by,
Patrick Pichette, Chair
Edward J. Hayes, Jr.
Brian Rogers
Proposal 3: Other Business Matters
     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.
Annual Report on Form 10-K
     We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 together with this proxy statement to stockholders of record as of April 21, 2008. Any stockholder who desires additional copies may obtain one (1) (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Performance Graph
     The following line graph compares the cumulative total stockholder return on our common stock from December 31, 2002 through December 31, 2007 with the cumulative total return of the Standard and Poor’s Corporation Composite 500 Index, or the S&P 500, and the cumulative total return of a custom peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500 and peer group indices on January 1, 2002, and assumes that dividends, if any, were reinvested.
     The peer group index consists of the following companies:
•	CenturyTel, Inc.

•	Commonwealth Telephone

•	Iowa Telecommunications Services, Inc

•	Otelco, Inc.

•	Rural Cellular Corporation

•	Shenandoah Telephone Company

•	General Communication, Inc.

•	Surewest Communications

	2002	2003	2004	2005	2006	2007
Alaska Communications Systems	100.00	257.60	468.99	572.96	913.63	955.15
S&P 500 Index	100.00	128.68	142.67	149.65	173.28	182.81
Peer Group Index	100.00	115.56	126.34	120.71	156.52	151.05

Proposals by Stockholders
     The annual meeting of stockholders for 2009 is tentatively scheduled to be held on or about June 16, 2009. In order for stockholder proposals to be included in the proxy statement for the 2009 annual meeting, we must receive them no later than 5:00 p.m. local time on December 29, 2008. Stockholder proposals must be in compliance with Rule 14a-8 under the
     Securities Exchange Act of 1934, as amended. Written notice of a stockholder proposal must be submitted to: Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. The notice must set forth:
•	the stockholder’s name and address;

•	the text of the proposal to be introduced;

•	the number of shares of our common stock held or beneficially owned by the stockholder of record, and represented by proxy as of the date of the notice; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.
     For stockholder proposals that are not intended to be included in our 2009 proxy statement under Rule 14a-8, our bylaws require a stockholder’s written proposal be submitted to the Secretary at the address above. In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials.

Directions to the Annual Meeting
     The 2008 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Monday, June 9, 2008, beginning at 10:00 a.m. local time, at the company’s fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 9:45 a.m.
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: (907) 297-3000
Fax: (907) 297-3100
Directions to our offices at 600 Telephone Avenue:
1.	From the Airport (A), take International Airport Road East.

2.	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.

3.	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

4.	Continue on Tudor approximately 1.2 miles and turn left onto Denali Street.

5.	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.

6.	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue (B), parking is located across the street

PROXY

Alaska Communications Systems Group, Inc. 2008 Proxy

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 28, 2008 and holding common stock of Alaska Communications Systems Group, Inc. (“Company”) of record determined as of April 21, 2008, hereby appoints (1) Leonard Steinberg, Vice President, General Counsel and Secretary, (2) David Wilson, Senior Vice President and CFO, and (3) Laurie Butcher, Vice President, Finance and Controller, on behalf of the Board of Directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting (“Annual Meeting”) of stockholders, to be held on Monday, June 9, 2008, beginning at 10:00 a.m. local time, at the Company’s offices at 600 Telephone Avenue, fourth floor conference room, Anchorage, Alaska and any adjournment or adjournments of the Annual Meeting. The undersigned further directs those holders of this Proxy to vote at the Annual Meeting, as specified in the Proxy, all of the shares of common stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

The Board of Directors recommends a vote “FOR” proposals 1 and 2. If no direction is made, it will be voted “FOR” proposals 1 and 2. If any other business properly comes before the annual meeting, the Proxy will be voted at the discretion of your proxies.
Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

1. ELECTION OF DIRECTORS		FOR all nominees except as written below)	WITHHOLD AUTHORITY to vote for all of the listed nominees

To elect eight directors for one-year terms expiring at the 2009 Annual Meeting. The nominees for director are:		☐	☐

01 Liane Pelletier 02 Brian Rogers 03 John M. Egan	04 Patrick Pichette 05 Gary R. Donahee 06 Edward J. Hayes, Jr.	07 Annette Jacobs 08 David Southwell

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

2. RATIFICATION OF INDEPENDENT DIRECTORS

	FOR	AGAINST	ABSTAIN
To act upon a proposal to ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2008.	☐	☐	☐

YES
I WILL ATTEND THE ANNUAL MEETING		☐

The undersigned hereby ratifies and confirms all that the proxy holder or the holder’s substitute lawfully does or causes to be done by virtue of this

Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the Annual Meeting or any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.

Signature	Signature	Date

Please sign this Proxy above as your name (or names) appears, print it, date it, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.

▲ FOLD AND DETACH HERE ▲

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